As filed with the Securities and Exchange Commission on June 15, 2018

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SIGNET JEWELERS LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Clarendon House, 2 Church Street
Hamilton HM11, Bermuda
(441) 296-5872
(Address of principal executive offices and zip code)

Signet Jewelers Limited 2018 Omnibus Incentive Plan
Signet Jewelers Limited Sharesave Scheme
Signet Jewelers Limited Employee Share Purchase Plan for U.S. Employees
(Full title of the plans)

Laurel Krueger
375 Ghent Road
Akron, Ohio 44333
(330) 668-5000
(Name, address and telephone number, including area code, of agent for service)

Copies to:
P.J. Himelfarb
Partner
Weil, Gotshal & Manges LLP
2001 M Street, N.W.
Washington, DC 20005-3314

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common shares, $0.18 par value	5,825,000	$56.32	$328,064,000.000	$40,843.97

(1)
The amount of common shares being registered represents the estimated maximum amount issuable to employees pursuant to the plans to which this registration statement relates.  The Signet Jewelers Limited 2018 Omnibus Incentive Plan is subject to a limit of 3,575,000, the Signet Jewelers Limited Sharesave Scheme is subject to a limit of 1,000,000 and the Signet Jewelers Limited Employee Share Purchase Plan for U.S. Employees is subject to a limit of 1,250,000.  In addition, the Signet Jewelers Limited 2018 Omnibus Incentive Plan includes a formula that generally limits the number of shares which may be issued under the plan to not more than 10 percent of the common share issued capital of Signet Jewelers Limited, among other limits.  As at June 6, 2018, 10 percent of the common share issued capital of Signet Jewelers Limited is approximately 5,920,363.10 common shares.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers additional shares of common stock and interests in the plans to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
In accordance with Rule 457(h), the maximum offering price per share has been calculated pursuant to Rule 457(c) based upon the average of the high and low sale price of the ordinary shares of the Registrant on the New York Stock Exchange of $56.32 on June 11, 2018.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering an additional 5,825,000 shares of common shares, $0.18 par value per share (the “Common Shares”), of Signet Jewelers Limited (the “Company”), of which (i) 3,575,000 shares have been authorized and reserved for issuance under the Signet Jewelers Limited 2018 Omnibus Incentive Plan, (ii) 1,000,000 shares have been authorized and reserved for issuance under the Signet Jewelers Limited Sharesave Scheme and (iii) 1,250,000 shares have been authorized and reserved for issuance under the Signet Jewelers Limited Employee Share Purchase Plan for U.S. Employees.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified under Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). These documents are not required to be, and are not being, filed by the Registrant with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

(1) The Registrant’s Annual Report on Form 10-K for the year ended February 3, 2018, filed with the Commission on April 2, 2018.

(2) All other reports filed* by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since February 3, 2018.

(3) The description of the Registrant’s Common Shares contained in the Registrant’s Form 8-A filed with the Commission on September 11, 2008, including any amendment or report filed for the purpose of updating such description.

*Any report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part thereof from the date of filing or submission (as applicable) of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document which is incorporated by reference in this Registration Statement will be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference in this Registration Statement or in any document that the Registrant, the Signet Jewelers Limited 2018 Omnibus Incentive Plan, the Signet Jewelers Limited Sharesave Scheme or the Signet Jewelers Limited Employee Share Purchase Plan for U.S. Employees files after the date of this Registration Statement that also is incorporated by reference in this Registration Statement modifies or supersedes the prior statement. Any modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated in Bermuda. Our bye-laws provide for indemnification of officers and directors against all actions, costs, charges, liabilities, losses, damages and expenses incurred or suffered by such party or their heirs, executors or administrators, as an officer or director of the Company; provided that such indemnification shall not extend to any matter in respect of any fraud or dishonesty. We may purchase and maintain insurance for the benefit of any director or officer against any liability incurred by him under the Companies Act 1981 (the “Bermuda Act”) in his capacity as a director or officer or indemnifying such director or officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to the Company or any subsidiary thereof. We may advance moneys to a director or officer for the costs, charges and expenses incurred by the director or officer in defending any civil or criminal proceedings against him, on condition that the director or officer shall repay the advance if any allegation of fraud or dishonesty is proved against him.

The directors and officers of the Company are covered by directors’ and officers’ insurance policies maintained by us. In addition, the Company has agreed to provide contractual indemnities to the directors and specified officers of the Company pursuant to a deed of indemnity. The deed of indemnity, among other things, requires the Company to fully indemnify and keep indemnified each indemnified person on demand against all actions, claims, liabilities, charges, demands, proceedings, investigations and judgements that may be made against him or her which he or she may suffer or incur as a consequence of, or which relate to or arise, directly or indirectly, from his or her powers, duties or responsibilities as a director or officer of the Company or any relevant company.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index to this Registration Statement.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if  the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Akron, State of Ohio on this 15th day of June 2018.

SIGNET JEWELERS LIMITED

By:	/s/ Michele L. Santana
	Name:	Michele L. Santana
	Title:	Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Virginia C. Drosos, Michele L. Santana and Laurel Krueger or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Virginia C. Drosos	Chief Executive Officer and	June 15, 2018
Virginia C. Drosos	Director (Principal Executive
Officer)

/s/ Michele L. Santana	Chief Financial Officer	June 15, 2018
Michele L. Santana	(Principal Financial Officer
and Principal Accounting
Officer)

/s/ H. Todd Stitzer	Chairman of the Board	June 15, 2018
H. Todd Stitzer

/s/ Thomas G. Plaskett	Director	June 15, 2018
Thomas G. Plaskett

/s/ Eugenia M. Ulasewicz	Director	June 15, 2018
Eugenia M. Ulasewicz

/s/ Jonathan Sokoloff	Director	June 15, 2018
Jonathan Sokoloff

/s/ Nancy A. Reardon	Director	June 15, 2018
Nancy A. Reardon

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Signet Jewelers Limited in the United States, on this 15th day of June 2018.

By:	/s/ H. Todd Stitzer
H. Todd Stitzer
Signet Jewelers Limited
Chairman

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1
Memorandum of Association of Signet Limited and Certificate of Incorporation on Change of Name to Signet Jewelers Limited (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed September 11, 2008)

4.2	Amended and Restated Bye-laws of Signet Jewelers Limited (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed September 10, 2014)
*5.1	Opinion of Conyers Dill & Pearman Limited
*23.1	Consent of KPMG LLP
*23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)
*24.1	Power of Attorney (included on signature page)
*99.1	Signet Jewelers Limited 2018 Omnibus Incentive Plan
*99.2	Signet Jewelers Limited Sharesave Scheme
*99.3	Irish Sub-Plan established pursuant to the Signet Jewelers Limited Sharesave Scheme
*99.4	Signet Jewelers Limited Employee Share Purchase Plan for U.S. Employees

*	Filed herewith.